UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     February 27, 2007

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-17007	23-2486815
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	I.R.S. Employer Identification No.)

1608 Walnut Street, Suite 1000, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(215)-735-4422
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 27, 2007, our Compensation and Option Committee approved and we entered into new Employment Agreements, effective as of January 1, 2007, with Harry D. Madonna, Chairman of the Board and Chief Executive Officer of Republic First Bancorp, Inc. and Republic First Bank, and with Louis J. DeCesare, President and Chief Operating Officer of Republic First Bank.

Mr. Madonna’s Employment Agreement is for a term of three years beginning January 1, 2007, at an annual base salary of $330,000. The annual base salary will increase 10% on April 1 of each succeeding year. We may terminate the agreement after three years with six months prior notice or any time for cause. Mr. Madonna may terminate the agreement upon six months notice. Mr. Madonna is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria. He will also receive 25% of base salary and most recent bonus as deferred compensation pursuant to our Deferred Compensation Plan. Mr. Madonna will receive annual grants of 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, with four year vesting periods. Mr. Madonna will be provided an automobile and will be reimbursed for its operation, maintenance and insurance expenses. Additionally, he will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses. Upon the occurrence of a Change in Control (as defined in his Employment Agreement), or termination without cause, Mr. Madonna will receive a severance payment equal to three times of both his annual base salary and the three year average of his bonuses. Also he will become vested in any stock options or deferred compensation held by him and will receive three years of health and life insurance and an automobile. Mr. Madonna will also receive a “gross-up’ payment as reimbursement for any additional excise taxes if triggered under section 4999 of the Internal Revenue Code. The agreement provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment by us.

Mr. DeCesare’s Employment Agreement is for a term of three years beginning January 1, 2007, at an annual base salary of $250,000. The annual base salary will increase 10% annually for each of the second and third years of the agreement. We may terminate the agreement after three years with six months prior notice or any time for cause. Mr. DeCesare may terminate the agreement upon six months notice. Mr. DeCesare is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria. He will also receive 20% of base salary and most recent bonus as deferred compensation pursuant to our Deferred Compensation Plan. Mr. DeCesare will receive annual grants of 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, with four year vesting periods. Mr. DeCesare will receive a monthly automobile allowance of $1,250. Additionally, he will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses. Upon the occurrence of a Change in Control (as defined in his Employment Agreement), or termination without cause, Mr. DeCesare will receive a severance payment equal to three times of both his annual base salary and the three year average of his bonuses. Also he will become vested in any stock options or deferred compensation held by him and will receive three years of health and life insurance. Mr. DeCesare will also receive a “gross-up’ payment as reimbursement for any additional excise taxes if triggered under section 4999 of the Internal Revenue Code. The agreement provides for the non-disclosure by Mr. DeCesare of confidential information acquired by him in the context of his employment by us, and a one year restrictive covenant encompassing various non-compete agreements, as more fully described in his Employment Agreement.

The descriptions of the Employment Agreements above are not complete and are qualified in their entirety by reference to the full text of the Employment Agreements. Copies of the Employment Agreements are filed as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated in this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits

d) Exhibits

10.1     Employment Agreement dated January 1, 2007 by and between First Bank of Delaware and Harry D. Madonna.

10.2     Employment Agreement dated January 1, 2007 by and between First Bank of Delaware and Louis J. DeCesare.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: March 1, 2007	/s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated January 1, 2007 by and between First Bank of Delaware and Harry D. Madonna.

10.2	Employment Agreement dated January 1, 2007 by and between First Bank of Delaware and Louis J. DeCesare.